Exhibit 99.1
[FHLBank Atlanta logo]

News Release
April 27, 2023

FOR IMMEDIATE RELEASE
CONTACT: Peter E. Garuccio
Federal Home Loan Bank of Atlanta
pgaruccio@fhlbatl.com
404.888.8143

Federal Home Loan Bank of Atlanta Announces First Quarter 2023 Operating Highlights

ATLANTA, April 27, 2023 – Federal Home Loan Bank of Atlanta (the Bank) today released preliminary unaudited financial highlights for the quarter ended March 31, 2023. All numbers reported below for the first quarter of 2023 are approximate until the Bank announces unaudited financial results in its Form 10-Q, which is expected to be filed with the Securities and Exchange Commission (SEC) on or about May 12, 2023.

Operating Results for the First Quarter 2023

•Net income for the first quarter of 2023 was $123 million, an increase of $87 million, compared to net income of $36 million for the first quarter of 2022. The increase in net income was primarily due to a $106 million increase in net interest income.

•The increases in net interest income and net income were primarily due to an increase in advance balances, partially offset by an increase in interest rates which impacted interest-bearing liabilities more than interest-earning assets. The first quarter of 2023 saw increased liquidity concerns in the financial markets which led to increased advance demand from the Bank’s members. Average advance balances were $127.6 billion for the first quarter of 2023, compared to $46.8 billion for the same period in 2022.

•The Bank's first quarter 2023 performance resulted in an annualized return on average equity (ROE) of 5.92 percent as compared to 3.19 percent for the first quarter of 2022. The increase in ROE was primarily due to the increase in net income during the quarter.

Financial Condition Highlights

•Total assets as of March 31, 2023 were $223.9 billion, an increase of $72.3 billion from December 31, 2022.

•Advances outstanding were $164.7 billion as of March 31, 2023, an increase of $55.1 billion from December 31, 2022, primarily due to market liquidity concerns which increased advance demand from the Bank’s members.

•Total capital was $10.1 billion as of March 31, 2023, an increase of $2.4 billion from December 31, 2022. The increase in capital stock was primarily due to an increase in advances which requires issuance of additional activity-based stock, pursuant to the Bank’s capital plan. Retained earnings did not vary significantly as of March 31, 2023, compared to December 31, 2022, remaining at $2.3 billion.

•As of March 31, 2023, the Bank was in compliance with all regulatory capital and liquidity requirements.

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Affordable Housing and Community Investment

•The Bank is required to set aside 10 percent of its net income to support the affordable housing and economic development needs of communities served by its members. During the first quarter of 2023, the Bank accrued $14 million to its Affordable Housing Program (AHP) pool of funds that will be available to the Bank’s members in 2024.

•Since the inception of its AHP in 1990, the Bank has awarded more than $1.1 billion through its AHP funding. This funding has helped facilitate the purchase, construction, or rehabilitation of more than 174,000 units of affordable housing for families across the Bank's region.

Reliable Source of Liquidity

•During the first quarter of 2023, the Bank originated $197.0 billion of advances, thereby providing significant liquidity to the financial markets. The Bank has continued to execute on the Bank’s business model, as a reliable source of liquidity and funding for our members, while remaining adequately capitalized during the first quarter of 2023. The Bank cannot predict other extraordinary events which may have an impact on the Bank’s results of operations, nor the extent to which these events could continue to impact advance demand levels.

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Federal Home Loan Bank of Atlanta
Financial Highlights
(Preliminary and unaudited)
(Dollars in millions)

Statements of Condition	As of March 31, 2023	As of December 31, 2022
Advances	$164,658	$109,595
Investments	55,764	40,902
Mortgage loans held for portfolio, net	116	120
Total assets	223,944	151,622
Consolidated obligations, net	210,640	141,510
Total capital stock	7,752	5,397
Retained earnings	2,328	2,283
Accumulated other comprehensive loss	(17)	(34)
Total capital	10,063	7,646
Capital-to-assets ratio (GAAP)	4.49%	5.04%
Capital-to-assets ratio (Regulatory)	4.50%	5.07%

	Three Months Ended March 31,
Operating Results and Performance Ratios	2023	2022
Net interest income	$174	$68
Standby letters of credit fees	2	2
Other (loss) income	(3)	4
Total noninterest expense	36	34
Affordable Housing Program assessment	14	4
Net income	123	36
Return on average assets	0.28%	0.18%
Return on average equity	5.92%	3.19%

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Bank's First Quarter 2023 Form 10-Q expected to be filed on or about May 12, 2023 with the SEC which will be available at www.fhlbatl.com and on www.sec.gov.

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About Federal Home Loan Bank of Atlanta

FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank is a cooperative whose members are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies located in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System (FHLBank System). Since 1990, the FHLBanks have awarded approximately $7.3 billion in Affordable Housing Program funds, assisting more than one million households.

For more information, visit our website at www.fhlbatl.com.

To the extent that the statements made in this announcement may be deemed as “forward-looking statements”, they are made within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by such forward-looking statements, and the reader is cautioned not to place undue reliance on them, since those may not be realized due to a variety of factors, including, without limitation: legislative, regulatory and accounting actions, changes, approvals or requirements; completion of the Bank’s financial closing procedures and final accounting adjustments for the most recently completed quarter; uncertainties relating to the phase-out of LIBOR; SOFR variations; future economic, liquidity and market conditions (including in the housing market and banking industry); changes in demand for advances, advance levels, consolidated obligations of the Bank and/or the FHLBank System and their market; changes in interest rates; changes in prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; volatility of market prices, rates and indices that could affect the value of financial instruments; changes in credit ratings and/or the terms of derivative transactions; changes in product offerings; political, national, and world events; disruptions in information systems; membership changes; mergers and acquisitions involving members; and other adverse developments or events, including extraordinary or disruptive market events, affecting or involving other Federal Home Loan Banks, their members or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

The forward-looking statements in this release speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of these statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law. New factors may emerge, and it is not possible for us to predict the nature of each new factor, or assess its potential impact, on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements.

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